EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

North American Galvanizing Company, a Delaware corporation

NAGalv – Ohio, Inc. a Delaware corporation

Rogers Galvanizing Company – Kansas City, an Oklahoma corporation

Reinforcing Services, Inc., an Oklahoma corporation

Premier Coatings, Inc., an Oklahoma corporation

NAGALV – WV, Inc., a Delaware corporation